UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 11, 2008

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2008, Terex Corporation (“Terex”) and certain of its subsidiaries entered into an amendment to their existing Credit Agreement with the lenders party thereto and Credit Suisse, as administrative agent and collateral agent. A copy of this amendment is filed as Exhibit 10.1 to this Form 8-K, and the following summary is qualified in its entirety by reference to the attached amendment.

The amendment enables Terex and certain of its subsidiaries to sell accounts receivable of up to $250 million at any time through a program utilizing a special purpose subsidiary of Terex. The amendment also allows Terex and certain of its subsidiaries to enter into purchase money loan and lease financing transactions with their customers in an aggregate amount not to exceed $500 million at any time, and provides Terex and its subsidiaries the ability to sell such loans and leases to third parties. The amendment also removes from the definition of permitted acquisition a previous prohibition on an acquisition of a company that is preceded by an unsolicited tender offer for the equity interests of such company. Finally, the amendment makes a number of technical changes to reflect the impact of the substantive revisions described above.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1     Amendment No. 1 dated as of January 11, 2008 to Credit Agreement dated as of July 14, 2006, among Terex Corporation, certain of its subsidiaries, the Lenders named therein and Credit Suisse, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2008

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel